Exhibit 99.1

MicroStrategy to Target a Capital Raise of Up to $2 Billion of Preferred Stock

Tysons Corner, Va., January 3, 2025 — MicroStrategy Incorporated (Nasdaq: MSTR) (“MicroStrategy”), in furtherance of its previously announced 21/21 Plan, a capital plan to raise $21 billion of equity and $21 billion of fixed income instruments, including debt, convertible notes and preferred stock, over the next three years, today announces it is targeting a capital raise of up to $2 billion through one or more public underwritten offerings (the “Offering”) of perpetual preferred stock which will be senior to our class A common stock. The perpetual preferred stock may include features such as (i) convertibility to our class A common stock, (ii) payment of cash dividends, and (iii) provisions allowing for redemptions of shares, among other features. The Offering is expected to be registered via a registration statement on Form S-3 to be filed with the U.S. Securities and Exchange Commission. The number of depositary shares representing an interest in the perpetual preferred stock to be offered, the final terms of the perpetual preferred stock, and the price for the Offering have not yet been determined. The purpose of the Offering is to allow MicroStrategy to continue to strengthen its balance sheet and acquire more bitcoin. The Offering is expected to occur, if at all, in the first quarter of 2025. However, the decision whether to proceed with and consummate the Offering is in MicroStrategy’s sole discretion and is subject to market and other conditions. MicroStrategy may choose not to proceed with or consummate the Offering at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). This announcement is being issued in accordance with Rule 135 under the Securities Act.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to MicroStrategy’s plan to consummate the Offering, size and timing of the Offering, the anticipated use of any proceeds from the Offering, and the terms of the Offering. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties related to market conditions and the completion of the Offering on the anticipated terms or at all, the other factors discussed in the “Risk Factors” section of MicroStrategy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 31, 2024, and the risks described in other filings that MicroStrategy may make with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and MicroStrategy specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

MicroStrategy Incorporated

Shirish Jajodia

Corporate Treasurer

ir@microstrategy.com